MILLER ENERGY RESOURCES ANNOUNCES UPDATED RESERVE REPORT
TOTAL PROVED RESERVE PV-10 INCREASED FROM $361 MILLION ON APRIL 30, 2014 TO $448 MILLION ON JULY 31, 2014

ANCHORAGE, AK - (August 20, 2014). Miller Energy Resources, Inc. (the “Company” or “Miller”) (NYSE: MILL) announced a substantial increase in the estimated value of its reserves located in the Cook Inlet area of Alaska as determined by Ryder Scott Company (RSC), an independent petroleum reserves engineering consulting firm, in a recently issued reserve report commissioned by the Company.

Compared to the value of the Cook Inlet area reserves at April 30, 2014, the July 31, 2014 reserve report shows, approximately, the following:

($ mill)	Miller Energy	Miller Energy
Reserve Category	4/30/2014	8/1/2014
Total Proved Developed PV-10	$264.6	$271.5
Total Proved Developed MBOE	6.1	6.4

Proved Undeveloped PV-10	$96.3	$176.1
Proved Undeveloped MBOE	4.4	5.3

Total Proved PV-10	$360.9	$447.6
Total Proved MBOE	10.5	11.7

“The updated reserve report reflects a substantial increase to our Proved PV-10,” said Scott M. Boruff, Miller’s CEO. “This increase demonstrates reserve growth in our Alaskan assets, including Redoubt, West McArthur River and North Fork. As we prove up additional fault blocks at Redoubt and begin drilling out our promising Sabre prospect, we expect further meaningful additions to our reserves, as well as strong increases in production. This is a great way to kick off what I expect to be an exciting year at Miller.”

The newly issued reserve report is based on SEC pricing. The reserves quoted in this release were estimated based on the definitions and disclosures guidelines contained in the Society of Petroleum Engineers, World Petroleum Council, American Association of Petroleum Geologists and Society of Petroleum Evaluation Engineers Petroleum Resources Management Systems.

About Miller Energy Resources

Miller Energy Resources is an oil and natural gas exploration, production and drilling company operating in multiple exploration and production basins in North America. Miller's focus is in Cook Inlet, Alaska and in the heart of Tennessee's Appalachian Basin including the Mississippian Lime and Chattanooga Shale. Miller is headquartered in Knoxville, Tennessee with offices in Anchorage, Alaska and Huntsville, Tennessee. The Company's common stock is listed on the NYSE under the symbol MILL.

Statements Regarding Forward-Looking Information

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as "believe," "expect," "anticipate," "intend," "plan," "should," "may," "will," “believes," “target,” “estimate,” “estimated,” "continue," "strategy," "position" or the negative of those terms or other variations of them or by comparable terminology. A discussion of these risk factors is included in the Company's periodic reports filed with the SEC.

Investor Relations Contact

Derek Gradwell
SVP Natural Resources
MZ Group North America
Phone: 512-270-6990
Email: dgradwell@mzgroup.us
Web: www.mzgroup.com